Exhibit 23-1

Lawrence Scharfman & Co., CPA P.C.

Certified Public Accountants

18 E. SUNRISE HIGHWAY, #203	9608 HONEY BELL CIRCLE
FREEPORT, NY 11520	BOYNTON BEACH, FL 33437
TELEPHONE: (516) 771-5900	TELEPHONE: (561) 733-0296
FACSIMILE: (516) 771-2598	FACSIMILE: (56 I) 740-0613

To Whom It May Concern:

We have issued our report dated February 5, 2007, accompanying the consolidated financial statements of Boatatopia on Form SB-2 as of January 31, 2007 and the cumulative period from January 16, 2007 (inception) to January 31, 2007. We hereby consent to the reference to being named in the section “Interest of Named Experts and Counsel” and inclusion of the audit report dated February 5, 2007 in the Registration Statement of Exotacar on Form SB-2 to be filed with the US Securities and Exchange Commission.

Signed,

/s/ Lawrence Scharfman & Co. CPC P.C.

February 6, 2007